EXHIBIT 23(d)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) of Cullen/Frost Bankers, Inc. and to the incorporation by reference therein of our reports dated March 14, 2006, with respect to the consolidated financial statements of Summit Bancshares, Inc., Summit Bancshares, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Summit Bancshares, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Stovall, Grandey & Allen, LLP

Fort Worth, Texas

September 14, 2006